EXHIBIT 4(ll)

       Letter of Agreement Concerning the Amended and Restated Credit Agreement
          among CRIIMI MAE Inc., Signet Bank/Virginia and ASLK-CGER Bank,
                               Grand Cayman Branch







                                  March 30, 1995



Signet Bank/Virginia
8330 Boone Boulevard
Vienna, Virginia  22182-2632

ASLK-CGER Bank
Grand Cayman Branch
c/o New York Branch
10 East 50th Street - 22nd Floor
New York, New York  10022

CRIIMI MAE Inc.
The CRI Building
11200 Rockville Pike
Rockville, Maryland  20852

     Re:       Amended and Restated Credit Agreement dated as of December 22,
1992, as amended by the First Amendment thereto dated April 29, 1993, the Second Amendment thereto dated June 30, 1993, the Third
Amendment thereto dated September 14, 1993, the Fourth Amendment thereto dated April 28, 1994 and the Fifth Amendment thereto dated
December 9, 1994 (the "Credit Agreement") among CRIIMI MAE Inc.
(the "Borrower"), ASLK-CGER Bank and Signet Bank/Virginia
(collectively, the "Banks") and Signet Bank/Virginia (the "Agent")

Ladies and Gentlemen:

     On March 31, 1995, the Borrower expects to pay the above-referenced loan in the amount of $17,454,920.00 (the "Payment"). The parties have agreed as follows:

     1. Except as otherwise provided herein, capitalized terms used herein and not defined shall have the meanings set forth in the Credit Agreement.

     2. That the Payment may be applied as set forth in Schedule A attached hereto, and not ratably as provided in Section 2.03 of the Credit Agreement.

     3.  That after applying the Payment according to the attached Schedule A,
(i) ASLK-CGER Bank, the holder of A Loans in the aggregate principal amount of $10,732,185.93, will be paid in full; (ii) the B Loans in the aggregate principal amount of $6,370,755.04, held only by Signet Bank/Virginia, will be fully paid; and (iii) Signet Bank/Virginia will be the sole holder of the A Loans in the aggregate principal amount of $12,916,880.00.

     4. That after application of the Payment as set forth in the attached Schedule A, ASLK-CGER hereby acknowledges that (i) all sums due it, including all outstanding principal, accrued interest and any other sums due it under the Credit Agreement have been fully paid, (ii) it has no further claims, rights or interests under the Credit Agreement or any other Loan Document; and (iii) neither the Borrower nor the Agent has any further obligations or responsibilities to it with respect to the Credit Agreement or any other Loan Document.

     5. The parties agree that the Removal Date as defined in Section 3.10 of the Pledge Agreement, which Removal Date is scheduled for the first Domestic Business Day of April, 1995, may occur on April 15, 1995.

     6. The parties hereto agree that this letter may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     Accordingly, upon the execution below, the parties hereto agree to the foregoing terms and conditions.

                                  CRIIMI MAE INC.

                                   By: /s/ Jay R. Cohen
                                      --------------------------
                                      Jay R. Cohen
                                      Executive Vice President
                                        & Treasurer

Accepted and agreed to as of
the date first written above:

SIGNET BANK/VIRGINIA

By:  /s/ Barry E. Cooper
    -------------------------------
    Barry E. Cooper, Vice President


ASLK-CGER BANK,
GRAND CAYMAN BRANCH

By:  /s/ John J.S. Mead, Jr.
     -----------------------------------
     John J.S. Mead, Jr., Vice President


SIGNET BANK/VIRGINIA, as Agent

By:  /s/ Barry E. Cooper
     --------------------------------
     Barry E. Cooper, Vice President